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                                                                    EXHIBIT 99.4


                    [CREDIT SUISSE FIRST BOSTON LETTERHEAD]


Special Committee of the Board of Directors
Catapulse Inc.
5 Results Way
Cupertino, CA 95014

Member of the Special Committee of the Board:

     We hereby consent to the inclusion of our opinion letter to the Special Committee of the Board of Directors of Catapulse Inc. ("Catapulse") as Annex C to the Joint Prospectus/Proxy Statement of Rational Software Corporation ("Rational") included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Rational on December 29, 2000 relating to the proposed merger transaction involving Catapulse and Rational and reference thereto in such Joint Prospectus/Proxy Statement under the captions "Summary of the Joint Prospectus/Proxy Statement -- Summary of the Transaction -- Opinions of the Rational and Catapulse financial advisors," "The Merger - Background of the Merger and Related Transactions" and "The Merger - Opinion of the Financial Advisor to the Special Committee of the Board of Directors of Catapulse." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                         By:  /s/ Credit Suisse First Boston Corporation
                            ----------------------------------------------------
                            CREDIT SUISSE FIRST BOSTON CORPORATION



December 29, 2000
Palo Alto, California